UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2010 (May 5, 2010)

Vanguard Natural Resources, LLC
(Exact name of registrant as specified in its charter)

DELAWARE	001-33756	61-1521161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 3000
Houston, Texas 77057
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (832) 327-2255

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition of Assets.

On May 20, 2010, pursuant to a Purchase and Sale Agreement dated April 30, 2010  (the “Purchase Agreement”), Vanguard Natural Resources, LLC (the “Company”), and its wholly-owned subsidiary Vanguard Permian, LLC (“Vanguard Permian”), consummated the acquisition of producing oil and natural gas properties in Mississippi, Texas and New Mexico (the  “Purchased Assets”) from a private seller (“Seller”) for an adjusted purchase price of $114.6 million (the “Acquisition”). The purchase price is subject to final purchase price adjustments to be determined based on an effective date of May 1, 2010.

The Purchased Assets have total estimated proved reserves of 4.7 million barrels of oil equivalent, of which approximately 96% are oil reserves and 61% is proved developed. Based on current net production of approximately 850 barrels of oil equivalent per day, the Purchased Assets have a reserve to production ratio of approximately 15 years.

In conjunction with the Acquisition, the Company entered into crude oil hedges covering approximately 56% of the estimated production from proved producing reserves through 2013 at a weighted average price of $91.70 per barrel.

The $114.6 million purchase price was funded from the approximate $71.5 million in net proceeds from the Company’s recent equity offering and with borrowings under the Company’s existing reserve-based credit facility.

Item 7.01 Regulation FD Disclosure

On May 24, 2010, the Company issued a press release announcing the consummation of the Acquisition, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

Exhibit 99.1	Press Release dated May 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD NATURAL RESOURCES, LLC

	By:	/s/ Richard A. Robert
	Name:	Richard A. Robert
	Title:	Executive Vice President and Chief Financial Officer
May 24, 2010		(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

Exhibit 99.1	Press Release dated May 24, 2010